INVESTMENT AGREEMENT

- AMONG -

ARGENTEX MINING CORPORATION

- AND -

AUSTRAL GOLD LIMITED

INVESTMENT AGREEMENT

TABLE OF CONTENTS

INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of the 2nd day of July, 2013 (the “Effective Date”), is made by and between ARGENTEX MINING CORPORATION, a British Columbia company with an address at 835 – 1100 Melville St., Vancouver, British Columbia, Canada V6E 4A6 and AUSTRAL GOLD LIMITED ACN 075 860 472, an Australian public company incorporated in New South Wales with an address at Level 2, 80 William Street, Sydney, New South Wales 2011, Australia.

WHEREAS:

A.	Pursuant to the Term Sheet and the Subscription Agreement, the Shareholder has agreed to subscribe for 8,632,000 Units from the Company;

B.	Pursuant to the Term Sheet and the Subsidiary Subscription Agreement, the Subsidiary has agreed to subscribe for 242,824 Units and the Convertible Debenture; and

C.

Also pursuant to the Term Sheet, the Shareholder and the Company wish to enter into this Investment Agreement in order to establish anti-dilution, board representation and related matters, all as more particularly set forth in this Investment Agreement.

NOW THEREFORE, for and in consideration of the mutual agreements set forth in this Investment Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each party), the parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1        Definitions.

Wherever used in this Investment Agreement, unless the context otherwise requires, the following words and terms will have the following meanings:

(a)	“Acceptance” has the meaning attributed in Section 4.3 of this Investment Agreement;

(b)	“Accepted Shares” has the meaning attributed in Section 4.3 of this Investment Agreement;

(c)	“Act” means the Securities Act (British Columbia), and the regulations thereto, all as supplemented and amended from time to time;

(d)	“Affiliate” means:

(i)	in the case of the Shareholder, Eduardo Sergio Elsztain and any corporation which is directly or indirectly Controlled by Eduardo Sergio Elsztain;

(ii)	any corporation which is directly or indirectly Controlled by a party to this Investment Agreement, and

(iii)	if a party is a corporation, “Affiliate” also means:

	A.	any Person which Controls that party, and

	B.	any Person which is directly or indirectly Controlled by a Person which also Controls that party;

(e)

“Annual Nomination Date” means, for each calendar year after 2013, the date that is 120 days prior to the anniversary of the date upon which the Company’s annual general meeting was held during the preceding calendar year.

(f)	“Associate” means, if used to indicate a relationship with any person,

	(i)	a partner, other than a limited partner, of that person,

	(ii)	a trust or estate in which either that person:

		A.	has a substantial beneficial interest or for which that person serves as trustee, executor or in a similar capacity; or

		B.	beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of that trust or estate,

(iii)

a company in respect of which that person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the company, or

(iv)	a relative, including the spouse, of that person or a relative of that person's spouse, if the relative has the same residential address as that person;

(g)	“Board” means the board of directors of the Company from time to time;

(h)

“Business Day” means any day, other than a Saturday or Sunday, or bank holiday in Vancouver (Canada), and the Jewish holidays of Pesach 1st day, Pesach 2nd day, Pesach 7th day, Pesach 8th day, Shavuot, Shavuot (yizcor), Rosh Hashanah, Yom Kippur, Sucot, Shemini Atzeret and Simjat Torá, all as shown on an annual calendar to be provided by the Shareholder to the Company on or before the beginning of each calendar year during the Term of this Investment Agreement;

(i)	“Company” means Argentex Mining Corporation, a corporation organized under the laws of the Province of British Columbia, Canada;

(j)	“Control” means:

(i) the right to exercise a sufficient number of votes which may be cast at a general meeting of, or otherwise by, the shareholders of the Company as to affect materially the control of the Company, or

(ii)

each person in a combination of persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the Company, and the words “Controlled”, “Controlling” and similar words have corresponding meanings, all as contemplated by the Securities Act (British Columbia);

(k)

“Convertible Debenture” means the Convertible Debenture issued by the Company to the Subsidiary on the Effective Date pursuant to the Subsidiary Subscription Agreement, which is convertible in to 8,389,176 Units pursuant to its terms;

(l)	“Directors” means the persons who are, from time to time, elected or appointed directors of the Company and “Director” means any one of them;

(m)	“Effective Date” means the date of this Investment Agreement as shown on the first page;

(n)	“Equity Financing” means an offering or issue of Shares, or a security convertible or exchangeable for Shares, issued by the Company for valuable consideration after the Effective Date, but excluding:

(i)

options, Shares or Share equivalents issued pursuant to an equity incentive plan, Shares issued pursuant to the exercise of stock options that were issued pursuant to an equity incentive plan or Shares issued pursuant to the exercise of warrants issued prior to March 22, 2013,

(ii) prior to the first anniversary of the Effective Date, any transaction with the Shareholder or any of its Affiliates or Associates in which Shares are issued, and

(iii)

from and after the first anniversary of the Effective Date, any transaction in which Shares are issued to any Person in (A) exchange for consideration other than cash and (B) any corporate reorganization, merger, amalgamation, arrangement or similar transaction;

(o)	“Initial Director” means the person nominated by the Shareholder and appointed as a Director by the Board pursuant to Section 2.1 of this Investment Agreement;

(p)	“Investment Agreement” means this Investment Agreement, together with any amendments hereto or replacements hereof;

(q)	“New Shares” means Shares or another security of the Company that is convertible into or exchangeable for Shares sold in an Equity Financing;

(r)	“Offered Shares” has the meaning attributed in Section 4.2 of this Investment Agreement;

(s)

“Offering” means the issue by the Company to the Shareholder and the Subsidiary, respectively and on a private placement basis, of the Convertible Debenture and 8,874,824 Units (of which 8,632,000 were issued to the Shareholder and 242,824 were issued to the Subsidiary), which was completed on the date hereof pursuant to the Term Sheet, the Subscription Agreement, the Subsidiary Subscription Agreement and the Convertible Debenture;

(t)	“Offering Notice” has the meaning attributed in Section 4.2 of this Investment Agreement;

(u)	“Offering Period” has the meaning attributed in Section 4.3 of this Investment Agreement;

(v)	“Offering Price” has the meaning attributed in Section 4.2 of this Investment Agreement;

(w)	“party” means either of the Corporation or the Shareholder, as the context may require, and “parties” means both of them;

(x)

“Person” means any individual, corporation, partnership, limited partnership, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, executor, administrator, or other legal representative, regulatory body, or agency, government, governmental agency, authority or entity, however designated or constituted;

(y)

“Qualified Person” means a natural person that is not disqualified pursuant to conflict of interest, applicable law or regulation or the rules of any stock exchange upon which the Shares are listed and, when used in relation to a nominee for director, includes acceptance by any stock exchange on which the Shares are listed (if and to the extent such acceptance is required by the rules of that stock exchange);

(z)	“Shareholder” means Austral Gold Limited ACN 075 860 472, an Australian public company incorporated under the laws of New South Wales;

(aa)	“Share” means one common share in the capital of the Company;

(bb)

“Shareholder’s Director” means the Qualified Person nominated by the Shareholder to the Board pursuant to Article 2 of this Investment Agreement and includes, until the Company’s annual general meeting for calendar year 2013, the Initial Director;

(cc)

“Subscription Agreement” means both the Subscription Agreement for Units dated of even date with this Investment Agreement between the Company and the Shareholder pursuant to which the Company and the Shareholder have agreed to and completed the Offering and the Subsidiary Subscription Agreement;

(dd)	“Subsidiary” means Austral Argentina S.A.;

(ee)

“Subsidiary Subscription Agreement” means the Subscription Offer for the Convertible Debenture pursuant to which the Company and the Subsidiary have agreed to and completed the sale and purchase of the Convertible Debenture;

(ff)

“Term Sheet” means the document titled Argentex Mining Corporation Summary of Material Terms and Conditions in connection with Austral Gold Investment in Argentex Mining Corporation common shares executed as of March 22nd, 2013;

(gg)	“Transfer” includes:

(i)

any direct or indirect sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity; or

(ii) any disposition by way of option, right or privilege capable of becoming an agreement or option,

whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing, and the words “Transferred”, “Transferring” and similar words have corresponding meanings;

(hh)	“Unit” means one Share and one-half of one Warrant;

(ii)	“Unit Shares” means the 8,632,000 Shares purchased by the Shareholder in the Offering and the 242,824 Shares purchased by the Subsidiary in the Offering;

(jj)

“Warrant” means a whole common share purchase warrant issued by the Company in the Offering and entitling the holder to purchase one Share at an exercise price of $0.40 for a period of five years expiring on the fifth anniversary of the Effective Date; and

(kk)	“Warrant Certificate” means the form of certificate issued by the Company to the Shareholder and the Subsidiary, respectively, containing the terms and conditions of the Warrant.

1.2        Headings and Division

The headings in this Investment Agreement and the division of this Investment Agreement into Articles and Sections are for convenience of reference only and will not affect the interpretation of this Investment Agreement.

1.3        Number and Gender

Words importing the singular number only include the plural number and vice-versa, and words importing one gender only include all genders.

1.4        Governing Law

This Investment Agreement will in all respects be governed exclusively by and construed in accordance with the laws of Province of British Columbia, Canada, and the laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia (and the Supreme Court of Canada, if necessary). This Section will not be construed to affect the rights of a party to enforce a judgment or award outside of British Columbia, including the right to record and enforce a judgment or award in any other jurisdiction.

1.5        Currency

Unless otherwise indicated, all dollar amounts referred to in this Investment Agreement are in Canadian funds.

ARTICLE 2
BOARD OF DIRECTORS

2.1        Right to Nominate

The Shareholder shall be entitled to nominate one Qualified Person to serve as the Shareholder’s Director on the Board of the Company, all as set forth in this Article 2.

2.2        Initial Nominee to Board

Prior to the Effective Date, the Shareholder has nominated Wayne Hubert to serve as the Initial Director. On or immediately following the Effective Date the Board shall appoint Mr. Hubert to serve as the Initial Director.

2.3        Annual Right to Nominate a Director

At the Company’s annual general meeting to be held during calendar year 2013, the Company shall include the Initial Director as a nominee for election to the Board in the meeting materials sent to its shareholders. During each calendar year thereafter, beginning with calendar year 2014, the Shareholder shall have the right to nominate one Qualified Person (who may or may not be the Initial Director) to serve as the Shareholder’s Director on the Board by sending written notice thereof to the Company on or before the Annual Nomination Date and the Company shall include that Qualified Person as the Shareholder’s nominee for election to the Board in the meeting materials sent to its shareholders for that calendar year.

2.4        Assistant Secretary

The Company shall appoint one Qualified Person designated by the Shareholder and reasonably acceptable to the Company to the office of Assistant Corporate Secretary of the Company. The Assistant Corporate Secretary of the Company shall be entitled to attend any meeting of the Board that the Shareholder’s Director is unable to attend, but only as a non-voting observer and subject, in any event, to the Company’s Articles and the orderly conduct of any such meeting by the Chair. The Assistant Corporate Secretary shall acknowledge in writing that s/he is bound by the same fiduciary duties to the Company as apply to a Director of the Company.

2.5        Submissions to Securities Commissions or Stock Exchanges

To the extent that applicable law or regulation or the rules of any stock exchange on which the Shares may be listed from time-to-time imposes qualifications or duties on officers and directors of a listed company, including any requirement that a nominee file any documents, provide any disclosure or consent to any investigation, the Shareholder’s right to nominate, and the Company’s obligation to appoint or elect any Qualified Person nominated by the Shareholder pursuant to this Article 2, shall be subject to compliance by that nominee with all of those applicable requirements.

2.6        Committees of the Board

The Shareholder shall have the right to nominate the Shareholder’s Director for membership on such committees of the Board as the Shareholder may designate from time-to-time, acting reasonably; subject, however, to the requirement that the Shareholder’s Director be qualified to serve on any such committee.

2.7        Technical Advisory Board

The Shareholder shall have the right to nominate one Qualified Person reasonably acceptable to the Company to the Company´s Technical Advisory Board

2.8        Right to Nominate a Replacement

If the Shareholder’s Director or the Shareholder’s nominee for the position of Assistant Corporate Secretary or membership on the Company’s Technical Advisory Board resigns or is removed from such office, the Shareholder shall have the right to nominate another Qualified Person to serve in that capacity and, provided that the resignation and nomination of the successor occurs prior to the Annual Nomination Date or after the annual general meeting for that calendar year, the Board will appoint the successor in place of the person that was removed or has resigned.

2.9        Indemnity

The Company agrees to provide both the Shareholder’s Director and the Shareholder’s nominee to the position of Assistant Corporate Secretary with an indemnity and it agrees to maintain in effect in their favour a policy of Directors’ and Officers’ Insurance.

2.10      Damages Inadequate

Each of the parties hereto acknowledges and agrees that damages at law may be an inadequate remedy for damage or loss incurred as a result of a breach or threatened breach of this Investment Agreement and hereby agrees that, in the event of the occurrence of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder will be enforceable by specific performance, injunction, or other equitable remedy.

ARTICLE 3
RESTRICTIONS ON SHARE TRANSFER AND CHARGES ON SHARES

3.1        Prohibition on Transfer

Until the first anniversary of the Effective Date and provided that the Company is not in material breach of its obligations pursuant to Article 4 of this Investment Agreement or its obligation to deliver Shares upon a conversion of the Convertible Debenture in accordance with its terms, the Shareholder and the Subsidiary shall not directly or indirectly Transfer or otherwise dispose of any right or interest that they or either of them has in any of the Convertible Debenture, Unit Shares or the Warrants except as provided in Section 3.3 this Investment Agreement, below.

3.2        Sales of Warrants After One Year.

After the first anniversary of the Effective Date and from time-to-time thereafter, the Shareholder and the Subsidiary may Transfer all or any part of the Warrants to up to an aggregate of four transferees, provided that all costs and expenses associated with any such Transfer will be the responsibility of the Shareholder. Each of the four transferees will thereafter be permitted to further Transfer all (but not less than all) of the Warrants held by them but the person to whom such further Transfer is made shall not be permitted to Transfer any of the Warrants.

3.3        Permitted Transfers

Section 3.1 shall not apply to the following Transfers:

(a)

Sales of Unit Shares to Affiliates. The Shareholder and the Subsidiary may from time to time, prior to or after the first anniversary of the Effective Date, Transfer all or any part of the Unit Shares to an Affiliate in a private “off-the-market” transaction, provided that all costs and expenses associated with the Transfer will be the responsibility of the Shareholder.

(b)

Sales of Warrants to Affiliates. The Shareholder and the Subsidiary may from time to time, prior to or after the first anniversary of the Effective Date, Transfer all of the Warrants to an Affiliate, but only as a block transfer in a private “off-the-market” transaction, provided that all costs and expenses associated with the Transfer will be the responsibility of the Shareholder.

ARTICLE 4
ANTI-DILUTION

4.1        Defined Terms

The terms defined in this Article 4 are so defined for the purposes of this Article 4 only.

4.2        Anti-Dilution Right

The Company hereby grants to the Shareholder the right to maintain its pro-rata interest (including Shares owned by its Affiliates, including the Subsidiary) in the issued and outstanding Shares from time-to-time if the Company engages in an Equity Financing. At least fifteen (15) Business Days prior to the completion of an Equity Financing in which the Company proposes to issue any New Share, the Company shall make an offer in writing (the “Offering Notice”) to sell up to a specified number of New Shares (the “Offered New Shares”) to the Shareholder in accordance with the provisions of this Article in such number as will enable the Shareholder to maintain its proportionate pro-rata interest in the issued and outstanding Shares (including in such calculation Shares owned by the Shareholder’s Affiliates, including the Subsidiary, and the Shares issuable upon conversion of the Convertible Debenture), as described below. Each Offering Notice must specify that it is irrevocable and shall include the terms and conditions of the proposed issuance in reasonable detail including a description of the securities to be issued and the price per New Share to be paid by the subscriber (the “Offering Price”). In the event that an Equity Financing involves the issuance of New Shares that are or will become exchangeable for or convertible into Shares, the Shareholder shall be given the right to maintain its proportionate pro-rata interest (including Shares owned by the Subsidiary or any other Affiliates of the Shareholder, and the Shares issuable upon conversion of the Convertible Debenture) at the time of exchange or conversion (and each such exchange or conversion shall be deemed to be an Equity Financing for purposes of this Article 4), and the Offering Notice in such event shall be sent within fifteen Business Days after the date of such exercise or conversion.

4.3        Acceptance of Offer

The Shareholder will have ten (10) Business Days after the date of its receipt of an Offering Notice (the “Offering Period”) to accept the offer contained therein by delivering a written notice (the “Acceptance”) to the Company stating:

(a)	that it accepts the offer; and

(b)

the number of New Shares (which may be equal to or less than, but which shall not be more than, the number of Offered Shares) that the Shareholder (or one or more of the Shareholder’s Affiliates, including the Subsidiary) is willing to purchase (the “Accepted New Shares”).

If the Company does not receive a duly completed Acceptance from the Shareholder prior to the end of the Offering Period, then the Shareholder will be deemed to have refused the offer.

4.4        Purchase and Issue Obligations

Subject to Section 4.5, on the date that is ten (10) Business Days after the date upon which the Company receives the Acceptance (or on such other date as the Company and the Shareholder may agree in writing but in no event prior to the date of completion of the Equity Financing) the Company will allot and issue to the Shareholder (and/or to the Affiliate or Affiliates designated by the Shareholder in the Acceptance), and the Shareholder (and/or the Affiliate or Affiliates designated by the Shareholder in the Acceptance) will purchase from the Company, for cash in an amount equal to the Offering Price and on the terms specified in the offer, the Accepted New Shares.

4.5        Pricing if Consideration is Other Than Cash

In the event that the consideration received by the Company for New Shares in an Equity Financing is in a form other than cash, the Offering Price shall be the cash equivalent thereof, as determined by the Board, acting reasonably.

4.6        Pro Rata Determination

(a)	For the purpose of Subsection 4.2, above, the number of Offered New Shares (“X”) will be calculated as follows:

(i)

First, the percentage of issued and outstanding Shares owned by the Shareholder (including Shares owned by the Subsidiary and any other Affiliate of the Shareholder, and the Shares issuable upon conversion of the Convertible Debenture) (“d”) immediately prior to completion of the Equity Financing shall be determined by dividing the number of Shares owned by the Shareholder (and any Affiliate, as applicable, and the Shares issuable upon conversion of the Convertible Debenture) (“a”) at that time by the total number of Shares issued and outstanding (“b”) at that time;

(ii)

Second, the number of Shares issued and outstanding (“c”) at the date of the Offering Notice shall be determined by adding “b” to the number of Shares issued or proposed to be issued in the Equity Financing or, where applicable, issued or proposed to be issued upon the exchange or conversion of a convertible security issued as a New Share in the Equity Financing (“e”); and

(iii)

Third, the percentage of issued and outstanding Shares owned by the Shareholder (including those owned by any of its Affiliates, including the Subsidiary, and the Shares issuable upon conversion of the Convertible Debenture) after completion of the Equity Financing (or, where applicable, the exchange or conversion of a convertible security issued as a New Share in the Equity Financing) shall be determined by dividing (“a”) by (“c”) and multiplying that fraction by 100.

(b)	For the purposes of this Investment Agreement, under no circumstances may the percentage determined in Subsection 4.6(a)(iii) exceed 19.9%.

4.7        Purchase Mechanism

If the Shareholder exercises its anti-dilution rights pursuant to this Article 4, the closing of the issue of the New Shares with respect to which such right has been exercised shall take place (a) in the case of any Equity Financing effected by way of a public offering, simultaneously with the closing of such offering to other investors, (b) in the case of any Equity Financing effected by way of a private placement offering, upon the later to occur of the closing of such offering and thirty (30) calendar days after the giving of notice of such offering, or (c) in the case of an Equity Financing effected by way of the exchange or conversion of any convertible security, as provided in Section 4.4, above. Each party agrees to use its commercially reasonable efforts to secure any regulatory or other consents required, and to comply with any applicable law or regulation.

ARTICLE 5
VOTING AGREEMENT

For so long as the Shareholder and its Affiliates (including the Subsidiary) own at least ten percent (10%) of the number of issued and outstanding Shares or has a Shareholder’s Director on the Board (and, in any event, at least until the second anniversary of the Effective Date), the Shareholder shall not (and it shall cause any of its Affiliates or Associates not to) directly or indirectly, whether alone or acting jointly or in concert with others, initiate or support any proxy solicitation or other effort to gain control of the Company or its assets and shall (and shall cause any of its Affiliates and Associates to) refrain from making any bid for, or otherwise attempting to acquire legal or beneficial ownership of, an aggregate number of the issued and outstanding Shares in excess of 19.9% of the total number of Shares issued and outstanding (on an undiluted basis) (including Shares owned by Affiliates and Associates of the Shareholder and parties with whom the Shareholder is acting jointly or in concert) unless mutually agreed to by the Company and the Shareholder; provided, however, that this clause shall not apply to a friendly business combination transaction between the Company and the Shareholder as contemplated in the last clause of the Term Sheet.

ARTICLE 6
TERM AND TERMINATION

This Investment Agreement will commence on the Effective Date and will terminate on the earlier to occur of the date that (a) the Company and Shareholder agree in writing to the termination of the Investment Agreement or (b) the number of Shares owned by the Shareholder (together with those owned by its Affiliates, including the Subsidiary) represents less than ten per cent (10%) of the aggregate number of Shares issued and outstanding (on a partially diluted basis including Shares issuable upon conversion of the Convertible Debenture but excluding Shares issuable upon the exercise of Warrants). In the event that this Investment Agreement terminates pursuant to this Paragraph 6, the termination shall occur automatically and without notice.

ARTICLE 7
GENERAL PROVISIONS

7.1        Notices

Any notice required under the terms of this Investment Agreement must be in writing. Any such notice will be deemed delivered: (a) on the day of delivery in person; (b) two Business Days after deposit with an overnight courier; (c) on the date sent by facsimile, if confirmed by first-class mail; or (d) on the date sent by e-mail, if confirmed by first-class mail; in each case properly posted and fully prepaid to:

(i) if to the Company:

Argentex Mining Corporation
835-1100 Melville Street,
Vancouver, B.C. V6E 4A6
Att: President
email: Mike@Argentexmining.com
Fax: (604) 568-1540
with a copy to:

Clark Wilson LLP
900-885 West Georgia Street,
Vancouver, B.C. V6C 3H1
Att: Ethan P. Minsky
email: epm@cwilson.com
Fax: (604) 687-6314

(ii) if to the Shareholder:

Austral Gold Limited
Level 2, 80 William Street,
Sydney, New South Wales 2011,
Australia
Attn: Catherine Lloyd
Email: info@australgold.com.au
Fax: +61 2 9380 7972

with a copy to:

Zang, Bergel & Viñes Abogados
Florida 537, 18th Floor,
(C1005AAK), Ciudad Autónoma de Buenos Aires,
Argentina,
Att: Pablo Vergara del Carril
Email: p.vergara@zbv.com.ar
Fax:(+5411) 5166-7070

7.2        Further Assurances

The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Investment Agreement.

7.3        Covenant.

The Company will at all times until the earlier of the termination of this Agreement or the date upon which the last of the Warrants expires or is exercised, maintain its corporate existence, carry on and conduct its business in a proper, efficient and businesslike manner and in accordance with good business practice and will cause to be kept proper books of account in accordance with generally accepted accounting practices.

7.4        Entire Agreement

This Investment Agreement, together with the Subscription Agreement, the Subsidiary Subscription Agreement, the Warrant Certificate, the Convertible Debenture and the Term Sheet (as the same may be amended or supplemented by the Subscription Agreement, the Subsidiary Subscription Agreement, this Investment Agreement or the Warrant Certificate or Convertible Debenture), constitutes the entire agreement between the parties and supersedes all previous communications, representations, and agreements, whether oral or written, between the parties with respect to the subject matter thereof, there being no representations, warranties, terms, conditions, undertakings, or collateral agreements (express, implied, or statutory), between the parties other than as expressly set forth in this Investment Agreement, the Subscription Agreement and the Term Sheet.

7.5        Time of the Essence

Time is of the essence of this Investment Agreement.

7.6        Enurement

This Investment Agreement will enure to the benefit of and be binding upon the Shareholder and the Company and their respective heirs, executors, administrators, legal personal representatives and permitted successors and assigns.

7.7        Restriction on Assignment

This Investment Agreement and the rights, duties, and obligations of any party hereunder will not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that the anti-dilution rights, together with the applicable duties, benefits and obligations contained in Article 4 of this Investment Agreement, shall be assigned to the transferee upon any Transfer of Units, Warrants or the Convertible Debenture to an Affiliate of the Shareholder. Upon any Transfer of all of the Units and Warrants held by the Shareholder to an Affiliate that is controlled by Eduardo Sergio Elzstain, the rights, together with the applicable duties, benefits and obligations contained in Article 2 of this Investment Agreement shall be assigned to the transferee.

7.8        Severability

If any covenant or other provision of this Investment Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other provision of this Investment Agreement, and this Investment Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Investment Agreement. All other conditions and provisions of this Investment Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein. The parties will in good faith negotiate a mutually acceptable and enforceable substitute for such invalid, illegal or unenforceable provision, which substitute will be as consistent as possible with the original intent of the parties.

7.9        Amendment

Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Investment Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties.

7.10      Waiver

No waiver of any of the provisions of this Investment Agreement shall constitute a waiver of any other provision (whether or not similar). No waiver shall be binding unless executed in writing by the party to be bound by the waiver.

7.11      Expenses; Attorney’s Fees

Each party will be solely responsible for its fees and expenses in connection with the transactions contemplated herein, including the fees and expenses of their respective attorneys, accountants, investment bankers and consultants.

7.12      Business Combination

The parties undertake that, following the Effective Date they will actively consider and discuss a possible business combination between the Company and the Shareholder by way of a plan of arrangement, merger, exchange of shares or any other form or type of business combination mutually acceptable to both parties.

7.13      Confidentiality

Each party will hold, and will cause its respective Affiliates and their trustees, directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or desirable in connection with any necessary regulatory approval or unless compelled to disclose by judicial of administrative process or, in the opinion of its counsel, by other requirement of applicable law or the applicable requirements of any regulatory agency or stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party furnished to it by such other party or its representatives pursuant to this Investment Agreement, except to the extent that such Information was (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party, or (iii) lawfully acquired from other sources by the receiving party, and neither party shall release or disclose such Information to any other Person except its auditors, attorneys, financial advisors other consultants and advisors and then only after advising them of the confidential nature of the Information (and each party shall be responsible for any disclosure by its auditors, attorneys, financial advisors other consultants and advisors in violation of this Investment Agreement).

7.14      Counterparts and Electronic Delivery

This Investment Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Investment Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), shall be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Investment Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the Effective Date.

ARGENTEX MINING CORPORATION

Per:	/s/ Mike Brown
Authorized Signatory

AUSTRAL GOLD LIMITED ACN 075 860 472

Per:	/s/ Pablo Vergara Del Carril
Authorized Signatory

Per:	/s/ Nicolas Bendersky
Authorized Signatory